Exhibit 99.1

The Empire District Electric Company 2011 Earnings Report, Reinstatement of Dividend and Initial 2012 Earnings Guidance

JOPLIN, Mo.--(BUSINESS WIRE)--February 2, 2012--At the Board of Directors meeting of The Empire District Electric Company (NYSE:EDE) held today, the Directors declared a quarterly dividend of $0.25 per share on common stock payable March 15, 2012, to holders of record as of March 1, 2012.

The Company, an operator of regulated electric, gas and water utilities, announced today the results for the quarter and year ended December 31, 2011.

Highlights

  The Company reported consolidated earnings for the year ended December 31, 2011 of $54.9 million, or basic and diluted earnings per share of $1.31. This compares to 2010 earnings of $47.4 million, or $1.17 per share. Earnings for the 2011 fourth quarter were $8.7 million, or $0.21 per share, compared with 2010 fourth quarter earnings of $8.5 million, or $0.20 per share.
  The increase in earnings was due primarily to new customer rates put into effect in 2010 and 2011 in Missouri, Kansas, Oklahoma and Arkansas to recover costs associated with the August 2010 completion of the Iatan 2 and Plum Point generating facilities.
  Earnings also reflect the loss of revenue associated with the effects of the EF-5 tornado that struck Joplin, Missouri on May 22, 2011. The area continues to recover. As of December 31, 2011, our system-wide total customer count, including the effects of the tornado, is down approximately 1,800 customers from the pre-storm level. The loss of electric load and corresponding revenues from the tornado is expected to continue as customers rebuild.
  On November 30, 2011, the Missouri Public Service Commission issued an order approving the Company’s request for an Accounting Authority Order filed shortly after the May 22 tornado. The order allows the Company to defer actual incremental operating, maintenance and depreciation expenses associated with the repair, restoration, and rebuilding activities resulting from the tornado. In addition, a carrying charge will be accrued on storm-related capital expenditures. The settlement does not include deferral of the lost revenues associated with the fixed cost component included in rates due to the reduction in customers served by the Company. To date, approximately $20.6 million in initial storm costs have been incurred as well as approximately $5.5 million in new service extensions to customers.
  On November 10, 2011, a joint settlement agreement was filed with the Kansas Corporation Commission (KCC) related to the Company’s abbreviated rate case filed June 17, 2011, requesting recovery of the remaining expenditures for Iatan 1, Iatan 2, and Plum Point generating facilities. The KCC approved the agreement on December 22, 2011, resulting in an annual increase in revenues of $1.25 million, or approximately 5.2%. New Kansas rates were effective January 1, 2012. On November 17, 2011, a stipulation and agreement was filed in Oklahoma related to the Company’s rate request filed June 30, 2011. The Oklahoma Corporation Commission approved the agreement on January 4, 2012, resulting in a net overall increase to total annual revenues of $240,000, or approximately 1.66%. The effective date of the new Oklahoma rates was January 6, 2012.

THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations )
	Year Ended December 31, 2011
	Electric	Gas	Other	Consolidated
Revenues	$524,276	$46,430	$6,757	$576,870
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	200,256	22,760	––	223,016
Other Operating Expenses	235,430	17,156	4,927	256,920
Operating Income	88,590	6,514	1,830	96,934
Net Income	$50,670	$2,709	$1,592	$54,971
Earnings Per Weighted- Average Share, Basic and Diluted				$1.31

	Year Ended December 31, 2010
	Electric	Gas	Other	Consolidated
Revenues	$484,715	$50,885	$6,268	$541,276
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	199,299	26,614	––	225,913
Other Operating Expenses	212,888	17,944	4,628	234,868
Operating Income	72,528	6,327	1,640	80,495
Net Income	$43,187	$2,602	$1,607	$47,396
Earnings Per Weighted -Average Share, Basic and Diluted				$1.17

2011 Electric Results

Electric segment revenues for the year ended December 31, 2011 increased $39.6 million compared to 2010. Increases related to rate changes added approximately $49.2 million to the 2011 period. Reduced customer counts resulting largely from the May 22 tornado decreased revenues an estimated $7.7 million. The impact of weather during 2011 also decreased revenues by approximately $2.9 million compared to 2010. Off-system and miscellaneous revenues added approximately $1.0 million during 2011 compared to 2010.

Electric fuel and purchased power expenses for 2011 were relatively flat, increasing approximately $1.0 million compared to 2010. Increases in coal prices and volume totaling $12.5 million were offset almost entirely by decreases in gas prices and volume of approximately $12.0 million, reflecting the availability of coal generation from Iatan 2 and Plum Point during the entire 2011 period. Purchased power expenses decreased approximately $4.1 million, due largely to decreased volume related to the addition of Iatan 2 and Plum Point. The effect of fuel adjustment mechanisms increased the Company’s fuel expenses by approximately $3.3 million in 2011 compared to the adjustments recorded in 2010. Other fuel costs increased approximately $1.3 million.

Electric gross margin, which we define as electric revenues less fuel and purchased power costs, increased approximately $38.6 million during the 2011 period when compared to 2010. The increase is primarily attributable to the rate increases discussed above.

Other regulated operating expenses increased approximately $7.4 million in 2011 compared to 2010. Pension and retiree healthcare costs were approximately $3.6 million higher in 2011. Approximately $2.2 million of the increase was due in part to transmission costs incurred for delivery of power to our system. Operating costs increased approximately $2.0 million reflecting the addition of Iatan 2 and Plum Point to our generation fleet during the period. Other increases in 2011 operating expenses of approximately $2.4 million were more than offset by a $1.6 million decrease in administrative labor costs and a $1.2 million decrease in professional services costs. Overall maintenance expenses were higher by approximately $4.3 million during 2011 as compared to 2010. Maintenance to the Company’s generating facilities increased approximately $2.3 million in the 2011 period, due primarily to maintenance expenses associated with the addition of Iatan 2 and Plum Point as well as increased maintenance costs at the Company’s State Line Combined Cycle generating facility. The increase in maintenance to generating facilities was partially offset by decreased maintenance expenses at the Company’s Riverton generating facility. Overhead line maintenance costs increased approximately $2.0 million during the 2011 period.

Depreciation was higher by $4.3 million for 2011 compared to 2010. Higher levels of plant in service increased depreciation by $5.2 million, however this increase was partially offset by reduced regulatory amortization of $0.9 million as amortization ceased when new Missouri customer rates became effective in June 2011. Other taxes increased by approximately $3.0 million in 2011, primarily related to increases in property and local taxes.

In summary, the electric segment net income improved in 2011 by approximately $7.5 million over 2010.

2011 Gas Results

The gross margin for the Company’s gas segment (gas revenues less the cost of natural gas sold and transported) decreased in 2011 by approximately $0.7 million compared to 2010. Other operating and maintenance expenses decreased in total by $1.2 million for 2011 compared to 2010. Depreciation was higher by approximately $0.5 million and other taxes were lower by $0.2 million compared to 2010. Gas segment net income increased $0.1 million in 2011 compared to 2010.

2011 Consolidated Results

The Company’s other income and deductions reduced net income by approximately $4.3 million compared to 2010. Income related to the equity component of the Allowance for Funds Used During Construction (“AFUDC”) was lower, accounting for $4.2 million of the decrease as the Iatan 2 and Plum Point plants were in service during the full 2011 period.

Total interest expense increased approximately $4.6 million in 2011 compared to the 2010 period. A reduction of approximately $5.4 million related to the debt component of AFUDC and a decrease of approximately $1.1 million in deferred carrying charges, both as a result of Iatan 2 and Plum Point being in service during the 2011 period, drove the 2011 increase in interest expense. This increase in expense was partially offset by the refinancing of approximately $150 million of debt during the later half of 2010 with lower interest rates resulting in approximately $2.1 million of net interest savings.

The Company’s effective income tax rates for 2011 and 2010 were approximately 38% and 39%, respectively. The 2011 rate is generally reflective of what the Company expects to experience when not involved in a large construction program. The 2010 rate, however, was impacted by three significant items. AFUDC was higher in 2010, lowering the effective tax rate as the Company was completing its Iatan 2 and Plum Point construction program. However the 2010 rate increased due to two one-time non-cash charges: a $2.1 million charge incurred when the Patient Protection and Affordable Care Act (H.R. 3590) became law, and a $1.2 million charge related to deferred taxes which are no longer expected to be recoverable from Missouri customers. Both of these items were discussed in depth in the Company’s 2010 first quarter 10-Q filing.

THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations )
	Quarter Ended December 31, 2011
	Electric	Gas	Other	Consolidated
Revenues	$117,967	$13,086	$1,860	$132,765
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	44,496	6,783	––	51,279
Other Operating Expenses	56,312	4,428	1,392	61,984
Operating Income	17,159	1,875	468	19,502
Net Income	$7,300	$918	$472	$8,690
Earnings Per Weighted- Average Share, Basic and Diluted				$0.21

	Quarter Ended December 31, 2010
	Electric	Gas	Other	Consolidated
Revenues	$116,869	$14,406	$1,687	$132,815
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	47,074	7,685	––	54,759
Other Operating Expenses	53,967	4,729	1,242	59,791
Operating Income	15,828	1,992	445	18,265
Net Income	$6,971	$1,049	$440	$8,460
Earnings Per Weighted- Average Share, Basic and Diluted				$0.20

Fourth Quarter Electric Results

Electric segment revenues for the quarter ended December 31, 2011 increased $1.1 million compared to the 2010 quarter. Customer rate increases added approximately $6.3 million compared to the 2010 period. This was partially offset by the effect of reduced customer counts resulting largely from the May 22 tornado and milder weather during the 2011 quarter compared to the 2010 quarter, which when combined decreased revenues approximately $3.1 million. Off-system sales revenues were also lower by approximately $2.0 million.

Electric fuel and purchased power expenses for the 2011 quarter decreased $2.6 million compared to the 2010 quarter. While gas prices declined, gas volume was higher as the Company increased its gas-fired generation to take advantage of the lower gas prices. This resulted in a net increase of $0.2 million in gas expense during the 2011 quarter. While coal and associated freight prices were higher during the 2011 quarter, coal volume declined significantly, due primarily to the milder weather during the quarter and the increased use of gas-fired generation described above. Coal prices and volume decreased a net $4.0 million during the 2011 quarter compared to the 2010 quarter. Purchased power increased approximately $1.9 million during the 2011 quarter. This increase was mostly attributable to higher purchase volume to take advantage of lower spot market prices. Fuel adjustment mechanisms decreased fuel expense by approximately $0.8 million compared to the adjustments made in the 2010 quarter.

These changes in revenues and fuel and purchased power expenses resulted in an increase in electric gross margin of approximately $3.7 million during the 2011 quarter when compared to the 2010 quarter.

Other regulated operating expenses increased $2.8 million in the fourth quarter of 2011 compared to 2010, primarily related to increased operating expenses due to new plant in service and increased pension and retiree healthcare expenses. Maintenance expenses were higher by approximately $0.7 million.

Depreciation decreased by approximately $2.7 million due primarily to a decrease in the amount recorded for regulatory amortization. Other taxes were higher by $0.2 million compared to the 2010 fourth quarter.

Electric segment net income was higher by $0.3 million during the 2011 fourth quarter compared to 2010.

Fourth Quarter Gas Results

The gas segment gross margin decreased by approximately $0.4 million for the fourth quarter of 2011 compared to 2010. Gas operations and maintenance expenses decreased approximately $0.3 million during the 2011 quarter. Depreciation and other taxes were relatively unchanged when comparing the two quarters. Gas segment net income was lower by $0.1 million in the 2011 quarter compared to 2010.

Fourth Quarter Consolidated Results

The Company’s other income and deductions increased overall net income by approximately $0.3 million. Total interest expense increased approximately $1.3 million in the 2011 fourth quarter. This increase is attributable to a decrease in deferred carrying charges of approximately $1.3 million when compared to the 2010 quarter.

Reconciliation of Earnings Per Share

The following reconciliation of basic earnings per share compares the quarter and year ended December 31, 2011 versus December 31, 2010 and is a non-GAAP presentation. The economic substance behind our non-GAAP earnings per share (EPS) measure is to present the after tax impact of significant items and components of the statement of income on a per share basis before the impact of additional stock issuances. We believe this presentation is useful to investors because the statement of income does not readily show the EPS impact of the various components, including the effect of new stock issuances. This could limit the readers’ understanding of the reasons for the EPS change from previous years. This information is useful to management, and we believe this information is useful to investors, to better understand the reasons for the fluctuation in EPS between the prior and current years on a per share basis.

This reconciliation may not be comparable to other companies or more useful than the GAAP presentation included in the statements of income. We also note that this presentation does not purport to be an alternative to earnings per share determined in accordance with GAAP as a measure of operating performance or any other measure of financial performance presented in accordance with GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The dilutive effect of additional shares issued in this table reflects the impact of all shares issued in the respective periods presented.

	Quarter Ended	Year Ended
Basic Earnings Per Share – December 31, 2010	$0.20	$1.17
Revenues
Electric segment	0.02	0.64
Gas segment	(0.02)	(0.07)
Other segment	0.00	0.01
Expenses
Electric fuel and purchased power	0.04	(0.02)
Cost of natural gas sold and transported	0.01	0.06
Operating – electric segment	(0.04)	(0.12)
Operating – gas segment	0.00	0.02
Maintenance and repairs	(0.01)	(0.07)
Depreciation and amortization	0.04	(0.08)
Change in effective income tax rates	(0.02)	0.00
Other taxes	0.00	(0.05)
Other income and deductions	0.01	0.00
Interest charges	(0.02)	0.01
AFUDC	0.00	(0.15)
Dilutive effect of additional shares	0.00	(0.04)

Basic Earnings Per Share – December 31, 2011	$0.21	$1.31

Earnings Guidance

We are initiating earnings guidance in the range of $1.23 to $1.37 per share for 2012. Our 2012 guidance range assumes 30-year average weather and flat overall system customer growth. Other key drivers include a full year’s effect of customer rate increases approved during 2011 in all our electric operating jurisdictions, the effect of a full year of operating costs from our Iatan 2 and Plum Point generating facility additions, increased depreciation due to planned capital expenditures, and increased costs due to compliance requirements. Other factors that may impact earnings include the speed of recovery in the tornado-impacted area of Joplin, Missouri, and unanticipated or unplanned events that may impact operating and maintenance costs. The effects of assumptions and other factors evaluated for the purpose of providing guidance are not necessarily independent of one another, and the combination of effects can cause individual impacts smaller or larger than the indicated guidance range.

Earnings Conference Call

Brad Beecher, President and CEO, will host a conference call Friday, February 3, 2012, at 1:00 p.m. Eastern Time to discuss earnings for the fourth quarter and year ended December 31, 2011. To phone in to the conference call, parties in the United States should dial 1-877-941-0844, any time after 12:45 p.m. Eastern Time. The presentation can also be accessed from Empire’s website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-800-406-7325 and entering passcode 4509883#. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, earnings, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and 10-Q.

CONTACT:
The Empire District Electric Company
Media Communications:
Amy Bass, 417-625-5114
Director of Corporate Communications
abass@empiredistrict.com
or
Investor Relations:
Jan Watson, 417-625-5108
Secretary – Treasurer
jwatson@empiredistrict.com